Black Hills Corporation
   Improving life with energy

News Release

Company Contacts:
Investor Relations: Jerome Nichols	605-721-1171
24-Hour Media Relations Line	866-243-9002

BLACK HILLS CORP. NAMES STEVEN R. MILLS TO BOARD OF DIRECTORS

Long-term director John R. Howard to retire in May 2012

RAPID CITY, SD. — Aug. 22, 2011 — Black Hills Corp. (NYSE:BKH) today announced it will temporarily increase the size of its board of directors from 10 to 11 members with the election of Steven R. Mills effective Oct. 26, 2011. The change in board size is for a limited period that will be used to facilitate an effective succession to replace board member John R. Howard, who is retiring in May 2012 after 34 years of service on the Black Hills Corp. board of directors.
“John Howard has been a great asset as a director over the years as we executed strategic plans to increase shareholder value and significantly grow our company. His commitment and contributions to Black Hills are valued and appreciated,” said David R. Emery, chairman, president and chief executive officer. “I am also pleased with the addition of Steven Mills as a director. He brings in-depth business, financial and strategic acumen that strengthens our board’s collective qualifications, skills and experience, and we look forward to his contributions to our success.”
Mills is the senior executive vice president of performance and growth for Archer Daniels Midland Company (NYSE: ADM) and previously served as executive vice president and chief financial officer. He has a bachelor’s degree in mathematics from Illinois College and more than 34 years of experience in the fields of accounting, corporate finance, strategic planning and mergers and acquisitions.

Black Hills Corporation
Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 762,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills’ 2,100 employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

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